                                                                   Exhibit 10.29
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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
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                     Onvia Community E-Commerce Agreement

This Community E-Commerce Agreement is made as of December 18, 2000 (the "Effective Date"), by and between Onvia.com, Inc., a Delaware corporation, with its principal place of business at 1260 Mercer St., Seattle, Washington 98109 ("Onvia"), and firstsource corp., a Delaware corporation, with its principal place of business at 3511 West Sunflower, Santa Ana, California 92704 ("FS").

                                   RECITALS

A. Onvia desires to outsource its current United States operations that engage in the sale of products over the Internet on behalf of itself and its partners.

B. FS desires to provide to Onvia a private label solution for the sale of products over the Internet by Onvia and Onvia's partners and FS will receive revenue from such product sales and provide a portion of this revenue to Onvia according to the terms and conditions of this Agreement.

1.        Services Introduction.

1.1  Sites.
     -----

          (a)  Definition of Site.  "Site" shall mean each publicly available
               ------------------
Internet web site developed, hosted, maintained and provided by FS that provides product purchasing and fulfillment functions, including the Community Product
functionality, in accordance with this Agreement.   "Sites" shall mean all such
web sites collectively.

          (b)  Onvia. FS will use its commercially reasonable efforts to launch
               -----
a Site (the "Onvia Site") on or before January 7, 2001 which will replace the product purchasing and fulfillment service functions currently provided by Onvia under the "Purchase Now" tab on Onvia's primary United States Internet web site located at the URL http://www.onvia.com. In the event FS fails to launch the Onvia Site by January 31, 2001, other than due to a delay caused by Onvia or a force majeure event, Onvia shall, subject to the terms of this Section 1.1(b), have the right to terminate this Agreement immediately upon written notice to FS, in which case FS shall within five (5) business days following its receipt of Onvia's termination notice (i) return to Onvia all monetary amounts (if any) paid to FS pursuant to this Agreement and (ii) either (a) reimburse Onvia for the cost of the Equipment transferred and delivered to FS pursuant to Section
2.7 or, at FS's election in its sole discretion, (b) return such Equipment to Onvia in good working condition (including reasonable wear and tear). The foregoing right of termination and remedies shall be Onvia's sole remedy for any breach by FS of this Section 1.1(b). Immediately upon launch of the Onvia Site pursuant to this Section 1.1(b) and following delivery of the Convertible Promissory Note attached as Appendix A, duly executed by FS, Onvia shall fund
                            ----------
the amount indicated therein by wire transfer of immediately available funds to an account specified in writing by FS. If Onvia for any reason does not fully perform its obligation to fund as set forth in the preceding sentence, FS shall have the right to terminate this Agreement and all obligations hereunder upon written notice to Onvia, in which case FS may (i) discontinue operation of the Site, and (ii) retain all equipment and software delivered by Onvia to FS pursuant to Section 2.7. Upon receipt of such notice from FS, Onvia shall pay FS $50,000, as liquidated damages and not as a penalty, to compensate FS for the time and effort it expended in connection with the development of the Onvia Site pursuant to this Section 1.1(b).

          (c)  AOL. FS will use its commercially reasonable efforts to launch a
               ---
Site on such date as reasonably agreed by the parties, but in no event later than February 28, 2001 (unless otherwise agreed to in the applicable Work Order), for the "Purchase Now" tab on the Internet site currently located at the URL http://onvia.aol.com.
    --------------------

          (d)  Netscape. FS will use its commercially reasonable efforts to
               --------
launch a Site on such date as reasonably agreed by the parties, but in no event later than February 28, 2001 (unless otherwise agreed to in the applicable Work Order), for the "Purchase Now" tab on the Internet site currently located at the URL http://onvia.netscape.com.
    -------------------------

          (e)  Chambers. FS will use its commercially reasonable efforts to
               --------
launch a Site on such date as reasonably agreed by the parties, but in no event later than March 31, 2001 (unless otherwise agreed to in the applicable Work Order), for the "Purchase Now" tab on the Internet sites currently provided to certain chambers of commerce, associations and other similar organizations listed on Appendix B.
          ----------

          (f)  Visa. FS will use its commercially reasonable efforts to launch a
               ----
Site on such date as reasonably agreed by the parties with the consent of Visa USA, Inc. ("Visa"), but in no event later than March 31, 2001 (unless otherwise agreed to in the applicable Work Order), for the "Purchase Now" tab on the Internet site currently located at the URL http://www.visabusiness.com.

     (g)  Other Sites.  In accordance with the terms of Section 7.1 of this
          -----------
Agreement, FS will from time to time at the request of Onvia provide additional Sites (the "Other Sites") to Onvia for use by certain of Onvia's partners and affiliates (the "Other Partners").

     (h)  Development Obligations.  FS will develop the Sites, and integrate the
          -----------------------
Community Product with each Site, in accordance with the Work Order applicable to each Site and the SLA (as defined herein). Each of FS and Onvia will negotiate in good faith to agree on the specifications included in the Work Order for each Site. Each Site will be hosted on servers and a supporting environment ("Servers") maintained by FS or its designee at FS's sole cost and expense. The specifications for each Site will include the custom user interfaces described in the Work Order. Any dates or periods relevant to performance by FS in development, integration, launch and support of the Sites will be equitably and appropriately extended to account for any delays in Onvia's cooperation (including, without limitation, performance of acceptance testing) or delivery to FS of Onvia Content or other materials or information specified in this Agreement or in any Work Order to be provided by Onvia.

1.2  Community Product. "Community Product" shall mean FS's proprietary
     -----------------
technology known as "Community" that performs, without limitation, order processing, account management, returns processing, help desk and payment processing functions, as more particularly described in the SLA, and updates, upgrades and new releases thereof that FS makes available to Onvia and such other functions and services as may be mutually agreed upon during the term of this Agreement.

1.3  Onvia Content.  Onvia will, from time to time during the term of this
     -------------
Agreement, provide FS with certain software, user interfaces and written materials, trademarks, trade names, logos, characters, content and other items that are to be provided by Onvia in connection with the Sites including, without limitation, User codes and User passcodes needed by FS to develop the Universal Log-In and Universal Shopping Cart features in connection with Phase II integration of the Onvia Site (collectively, "Onvia Content"). Onvia agrees to provide FS in a timely manner the Onvia Content set forth in the Work Order and other content reasonably requested by FS provided upon request by FS.

1.4  Credit.  A "Powered by Inpowr" graphical image, together with such other
     ------
text, service marks, trademarks, icons and logos that are from time to time reasonably designated by FS will be placed above the fold in a conspicuous manner on the "partners and alliances" page of each Native Site, and at the bottom of each other page of each Site from which the Community Product is accessed or used. The "Powered by Inpowr" logo will be a graphical image only and will not link to any web page other than the "partners and alliances" page of the Native Site displaying a description, approved by Onvia (which approval will not be unreasonably withheld) of the Community Product and similar product offerings.

1.5  [Intentionally omitted.]

1.6  Pre-Launch Development Review.  Prior to the launch of each Site, each
     -----------------------------
party will make available appropriate personnel for regular development reviews. These reviews will occur on a mutually agreed upon schedule, but no less than once per week. With respect to the Onvia Site being developed pursuant to
Section 1.1(b), these reviews will occur on each Monday, Wednesday and Friday.

1.7  Acceptance.  FS will notify Onvia when each Site is ready for acceptance
     ----------
testing by Onvia. Onvia shall have five (5) business days (five (5) calendar days with respect to the Onvia Site) from the date of such notice to accept or reject the Site ("Acceptance Period"). If Onvia does not notify FS in writing of its rejection of the Site within the Acceptance Period, the Site will be deemed accepted ("Acceptance"). Onvia will not reject any Site unless it materially fails to conform to the specification set forth in the Work Order related thereto or unless such Site contains any unspecified error that renders that Site inoperative. If Onvia provides FS written notice of rejection within the Acceptance Period specifying in reasonable detail the basis for rejection, FS will promptly commence efforts to correct the non-conformance identified by Onvia and will make a revised Site available for further evaluation, and the Acceptance Period will be extended for five (5) business days (five (5) calendar days with respect to the Onvia Site) from such availability. This acceptance and rejection process will be repeated until Acceptance. Upon Acceptance of the Onvia Site, Onvia shall have no right to terminate this Agreement except in accordance with Section 12.2 (i) or (ii).

1.8  Launch.  Upon Acceptance, FS and Onvia will make the Site publicly
     ------
available to the end users of the Site ("Users") as soon as practicable.
Fifteen (15) calendar days after launch of the Onvia Site developed pursuant to
Section 1.1(b), Onvia shall pay FS the amount of [*] for the set-up and integration of the Onvia Site and the Site developed pursuant to Section 1.1(f). The [*] payment by Onvia shall be reduced by an amount equal to Onvia's purchase price of all equipment and

[*] Confidential treatment requested
software paid by Onvia on behalf of FS and transferred to FS pursuant to Section
2.7. Amounts paid pursuant to this Section 1.8 shall be non-refundable after such payment. In this Agreement, "launch" shall mean the date of Acceptance or, if earlier, the date when Onvia first makes a Site publicly available to Users.

1.9  Linking.  Onvia and FS will cooperate to integrate, through hypertext links
     -------
or other mutually agreed means, each Internet web site maintained by Onvia containing a "Purchase Now" tab (the "Native Sites") with its corresponding Site (e.g., http://www.visabusiness.com will link to the Site to be developed
       ---------------------------
pursuant to Section 1.1(f)).   The placement of such links on each such Native
Site will be of equivalent prominence and ease of navigation as such links exist
on the Effective Date.   Unless otherwise agreed by FS in writing, all Native
Sites will be hosted on Onvia's or its designee's servers at Onvia's sole cost.

2.      Other Matters.

2.1  No Resale.   Except as set forth in this Agreement, Onvia may not resell,
     ---------
distribute, sublicense or lease the Sites or the Community Product.

2.2  Service Level Agreement.   FS and Onvia shall each meet or exceed the
     -----------------------
standards applicable to its performance set forth in, and comply with the agreements and requirements contained in, Appendix C (the "SLA"). A party's
                                          ----------
material failure to meet the standards, agreements and requirements contained in the SLA shall give right to terminate this Agreement pursuant to Section 12.2, subject to the thirty (30) day cure period provided in such section.

2.3  Maintenance.  FS will maintain, operate and support the Sites at its sole
     -----------
expense. Such maintenance and support of the Sites shall include, but is not limited to, correction of non-conformities with respect to the applicable Work Order and correction of errors and defects. Onvia will have sole responsibility to input, provide, periodically update, exercise editorial control over and monitor all Onvia Content. FS will cooperate with Onvia to develop and implement a process that permits Onvia to independently add, delete and edit Onvia Content on the Site.

2.4  User Data.  All information that is collected, directly or indirectly,
     ---------
from Users ("User Data") shall be collected and maintained in accordance with the terms of the privacy policies available on the Native Sites, as amended from
time to time in accordance with the provisions thereof.   Onvia shall be the
sole owner of all User Data. FS will collect, use, maintain and disclose data concerning Users only to the extent required to perform its obligations hereunder and for no other purpose whatsoever. Onvia shall ensure that the privacy policies for the Native Sites permit the collection, use, maintenance and disclosure of information by FS as is required to perform its obligations hereunder. Each party will comply with all applicable laws, rules and regulations including, without limitation, Internet regulations and policies and export laws, governing the collection, use, maintenance and disclosure of information collected on the Sites. Within fifteen (15) days after termination or expiration of this Agreement, FS shall deliver all User Data in its possession to Onvia in a form reasonably satisfactory to Onvia.

2.5  Exclusivity. Unless FS otherwise consents in writing, FS shall be the
     -----------
exclusive provider on the Native Sites of online product purchasing and fulfillment services for computer hardware products, computer software products, offices products and office supplies (each an, "Exclusive Category"). If Onvia desires to offer a particular product that is not within an Exclusive Category, then Onvia shall provide FS with written notice by email to an individual designated from time to time by FS of Onvia's desire to offer such product. If FS does not agree within two (2) business days that it will provide product purchasing and fulfillment services with respect to such product within thirty
(30) days after the date of such agreement, Onvia may directly or indirectly offer such product. Furthermore, if FS does not actually provide such product purchasing and fulfillment services with respect to such product within thirty
(30) days after the date of such agreement, Onvia may directly or indirectly
offer such product.   For purposes of this Agreement, "products" shall mean
tangible goods, not services or other offerings.

2.6  Pricing.  All prices, descriptions, warranties and other terms of sale
     -------
respecting products sold through the Sites will be as determined by FS in its sole discretion. Onvia agrees that all of its independent promotional and advertising materials will at all times be consistent with such prices and other terms and will not under any circumstances contain any false or misleading information. Onvia agrees to defend, indemnify and hold FS harmless from and against any breach of the foregoing. FS shall manage the sale of products through the Sites so that the overall Gross Margin for the Sites taken as a whole does not exceed [*] for a particular fiscal quarter. If such overall Gross Margin exceeds [*] for a particular quarter, the parties will meet to discuss in good faith an action plan for remedying such excess in following fiscal quarters. "Gross Margin" shall mean Aggregate Net Revenue less FS's cost of goods sold, with such cost of goods sold determined in accordance with United States generally accepted accounting principles, consistently applied.


[*] Confidential treatment requested

2.7  Transfer of Equipment.  Onvia hereby sells, transfers and assigns to FS,
     ---------------------
and its respective successors and assigns, all right, title and interest in and to the equipment and software described in Appendix D attached hereto (the "Equipment") and Onvia shall deliver any Equipment not previously delivered to FS within three (3) calendar days following the Effective Date.

3.        Program Managers, Sales Support and Further Efforts.

3.1  Program Managers.  Each party will designate and maintain a program manager
     ----------------
("Program Manager") who will cooperate and coordinate with the other party and its project team regarding the day to day activities related to this Agreement and the exchange of Confidential Information under this Agreement. Neither party's Program Manager is authorized to amend, alter or extend this Agreement in any manner.

3.2  Promotional Efforts.   FS shall have the right, in its sole discretion and
     -------------------
at its sole expense, to promote and advertise the Sites; provided, however, that
(a) FS shall abide by the terms and conditions that Onvia provides to FS in writing related to customer contact, intellectual property, advertising and promotions included in Onvia's agreements (the "Partner Agreements") with its partners, including without limitation, those with America Online, Inc., Visa and certain of Visa's member banks, provided, however, if it becomes necessary for FS to modify the Community Product after the launch of any Site related to such a partner in a manner not provided for in the Work Order for the applicable Site, then Onvia and FS shall negotiate in good faith to agree on a reasonable allocation of costs and expenses related to such modification, (b) not less than four (4) times per month, Onvia shall include content provided by FS (which content shall be subject to Onvia's prior reasonable approval) in Onvia's "Onvia Flash" email newsletter, which content shall be designed solely to drive traffic to the Sites and shall receive comparable placement and prominence to that given to "Purchase Now" as of the Effective Date, and (c) all direct communications from FS to Users require the prior written approval of Onvia and shall be designed to drive traffic exclusively to the Sites. All promotional and advertising material using Onvia Content and any changes or amendments thereto are subject to the prior written approval of Onvia, which approval shall not be unreasonably withheld. During the term of this Agreement, but not more than once per quarter, Onvia shall conduct direct email marketing campaigns promoting the Sites and designed solely to drive traffic to the Sites on behalf of FS directed to all of Onvia's Users that Onvia has permission to send marketing emails to, and FS shall provide Onvia with all creative and other materials for such campaigns. During the term of this Agreement, but not more than once per quarter, FS shall conduct direct email marketing campaigns promoting services of Onvia that are not competitive, as determined in the exercise of FS's reasonable discretion, with product and service offerings of FS (other than web hosting and government to business and business to government exchange services, which shall be included regardless of whether or not such services are competitive) directed to all of FS's customers and users that FS has permission to send marketing emails to.

4.        Compensation.

4.1  Revenue Share.  FS shall pay to Onvia, within twenty (20) days following
     -------------
the last day of each quarter, a quarterly fee ("Revenue Share Fees") in an amount equal to [*] multiplied by the Aggregate Net Revenue. "Aggregate Net Revenue" shall mean aggregate gross revenue actually received by FS or any of its affiliates in each calendar quarter (or any portion thereof) from the sale of products on the Sites, less the amount of sales, use or similar taxes, duties, net shipping, net handling and net insurance charges, and amounts related to credit card fraud, bad debt, credits for returned goods and rebates; provided and to the extent such items are actually incurred and documented and do not exceed reasonable and customary amounts. Notwithstanding the foregoing, FS shall pay directly to Onvia, guaranteed, non-refundable, non-creditable Revenue Share Fees equal to (a) [*] within fifteen (15) days following the later of (i) the launch of the Onvia Site and (ii) Onvia's funding of the convertible promissory note pursuant to Section 1.1(b), and (b) [*] on April 15, 2001 in lieu of the Revenue Share Fees for the calendar quarters ending March 31, 2001 and June 30, 2001, respectively.

4.2  Pricing Discounts; Returns.   If FS, upon the request of Onvia, discounts
     --------------------------
pricing on any particular product or products, Onvia shall pay to FS an amount equal to the amount of such discount as mutually agreed upon pursuant to good faith negotiations. Within five (5) days after the Effective Date, the parties shall agree pursuant to good faith negotiations on the rights and responsibilities related to returns for products that are purchased through the "Purchase Now" tab on any Native Site prior to the launch of the corresponding Site. FS shall be solely responsible for processing, shipping and replacing or otherwise handling product returns for products that are purchased through any Site. Following any termination or expiration of this Agreement, Onvia shall route telephone and email requests related to such product returns in a timely manner to FS using reasonably agreed upon procedures (e.g., based upon order numbers or other identifying information).

4.3  Additional Services. Onvia agrees to compensate FS for all services
     -------------------
rendered at the written request of Onvia, other than services listed in the SLA that are required to be provided pursuant to each Work Order, at FS's published time and materials rates that are listed in the SLA and as such rates may be changed by FS on an annual basis, provided that FS's rates to Onvia


[*] Confidential treatment requested
hereunder will not exceed the most favorable rates extended by FS to other customers for similar services. FS will invoice Onvia on a monthly basis for all such fees and unless otherwise agreed in writing, all fees and other charges owed by Onvia shall be due within fifteen (15) days following the invoice date for such fees and charges. All payments under this Agreement will be made in U.S. dollars to the applicable party at its address stated above, or such other address provided in writing to the other party.

4.4  Advertising.
     -----------

     (a)  Definitions.  For purposes of this Agreement:
          -----------

     "Advertising Services" shall mean all advertising sales and similar activities including, without limitation, prospecting, producing collateral, establishing rates and advertising policies, selling, closing and servicing advertiser accounts, and acting as exclusive United States representative. "Advertising Services" also includes, without limitation, selling Site Advertising, Category Sponsorships, List Access and FS Inventory, including all available premium positions (e.g., those positions with higher rates or costs), and all services customarily performed by advertising representative firms, including trafficking advertisements, serving advertisements (via Onvia's AdForce Ad Serving technology), invoicing, and collecting payment from advertising clients.

     "Category Sponsorships" shall mean various preferential placements sold to vendors and advertisers of a class of products and services sold on the Sites and the FS Native Sites.

     "FS Inventory" shall mean all available advertising inventory on the FS Native Sites.

     "FS Native Sites" shall mean each Internet web site for which FS has the exclusive right to place advertising (other than the Sites) including, without limitation, the site currently located at www.firstsource.com and all other
                                          -------------------
similar sites.

     "List Access" shall mean providing any third party with access to FS's customer and/or user databases (including email and mailing lists) via direct mail and email campaigns.

     "Site Advertising" shall mean all advertising sold on the Sites.

     (b)  Exclusive Provider; Revenue Share.  Commencing on April 19, 2001, or
          ---------------------------------
earlier as mutually agreed by the parties, and continuing during the term of this Agreement (the "Advertising Services Term"), Onvia shall be the exclusive provider of Advertising Services on the Sites and the FS Native Sites; provided that on the date the Advertising Services Term commences Onvia has an advertising sales team in the business of selling advertising. At all times during the Advertising Services Term, Onvia shall perform the Advertising Services in accordance with the advertising guidelines to be reasonably agreed upon between the parties and/or pursuant to advertising guidelines reasonably agreed upon between FS and its partners and provided to Onvia in writing. Notwithstanding the foregong, FS's current advertising agency, may fulfill commitments entered into at or prior to the date of this Agreement to serve advertisements during the Advertising Services Term. Upon Onvia's reasonable request but no less than monthly, FS shall provide user statistics, demographic reports, advertising traffic reports and such other reports and information as reasonably requested by Onvia for Onvia's use in selling Advertising Services to advertisers, vendors and agencies. Onvia shall collect all payments for Advertising Services. Onvia shall pay to FS an amount equal to amounts actually collected by Onvia each month Advertising Services multiplied by the applicable FS category percentage:

                    ---------------------------------------------------
                        Category                 FS Category Percentage
                    ---------------------------------------------------
                    Site Advertising                     [*]
                    ---------------------------------------------------
                    Category Sponsorships                [*]
                    ---------------------------------------------------
                    List Access                          [*]
                    ---------------------------------------------------
                    FS Inventory                         [*]
                    ---------------------------------------------------

Payments made by Onvia pursuant to this Section 4.4 are due at the end of each week following the week in which the revenues for Advertising Services are received by Onvia, and each such payment shall be accompanied by a report detailing revenues for Advertising Services for the applicable period. Concurrent with each payment, Onvia shall provide FS with a written ad sales report stating the amount of sales generated for each category during the prior month and the calculation of the monthly advertising fee for such month and all supporting documentation in accordance with the provisions of the SLA.


[*] Confidential treatment requested

4.5  Audit.  Onvia may conduct, or engage outside auditors to conduct, once
     -----
during each twelve month period, except as otherwise provided below, upon ten
(10) days prior notice, an audit of FS's books and records to verify the amount Revenue Share Fees provided for in this Agreement. FS will make all pertinent books and records available to Onvia and its auditors at FS's premises during regular business hours as necessary for the performance of such an audit. Onvia will bear the cost of such audit unless the audit indicates that FS's accounting to Onvia for such Revenue Share Fees was inaccurate favorably to FS by more than ten percent (10%), in which case FS will bear the cost of the audit and Onvia may perform another audit (in addition to the audit provided for above) at FS's cost within the following twelve (12) months. In any case, the parties shall respectively remit the amount of any shortfall or overpayment to the other as indicated by any such audit within thirty (30) days of receipt of the auditors' report. FS may conduct, or engage outside auditors to conduct, once during each twelve month period, except as otherwise provided below, upon ten (10) days prior notice, an audit of Onvia's books and records to verify the amount of monthly advertising fees provided for in this Agreement. Onvia will make all pertinent books and records (including, without limitation, advertising insertion orders and advertising agreements) available to FS and its auditors at Onvia's premises during regular business hours as necessary for the performance of such an audit. FS will bear the cost of such audit unless the audit indicates that Onvia's accounting to FS for such monthly advertising fees was inaccurate favorably to Onvia by more than ten percent (10%), in which case Onvia will bear the cost of the audit and FS may perform another audit (in addition to the audit provided for above) at Onvia's cost within the following twelve (12) months. In any case, the parties shall respectively remit the amount of any shortfall or overpayment to the other as indicated by any such audit within thirty (30) days of receipt of the auditors' report.

4.6  Monthly Development Fees. In consideration for FS's (a) performing its
     ------------------------
obligations under Sections 1.1(c), 1.1(d) and 1.1(e), and (b) performing development on the first nine (9) Other Sites, Onvia shall pay FS a non-refundable, non-creditable monthly development fee in the amount of (x) [*] on each of January 31, 2001, February 28, 2001 and March 31, 2001 and (y) [*] on each of May 15, 2001 and June 15, 2001. The payments made pursuant to subparagraph (y) of the preceding sentence are also made in partial consideration of FS designating Onvia as its exclusive agent pursuant to Section 4.4(b).

5.        Licenses.

5.1  Marks. Each party (each a "licensor") grants the other party ("licensee")
     -----
a non-exclusive, worldwide, royalty-free, non-transferable, non-sublicensable license to use, reproduce, transmit and display the licensor's trademarks, trade names, service marks, logos or other identifying or distinctive marks in the form provided by the licensor ("Marks"), solely (a) for the purpose of branding the Sites and making such Sites available to Users, and (b) for the purpose of promoting and marketing the Sites, all in accordance with the requirements of this Agreement. All use of the Marks is subject to licensor's prior written approval, and licensor may withdraw a previously approved use (or modify, supplement or delete any approved Mark) by giving written notice of withdrawal to licensee. Licensee agrees that (i) licensor's Marks are owned solely and exclusively by licensor, (ii) except as set forth herein, licensee has no rights, title or interest in or to the licensor Marks, and (iii) all use of the licensor Marks by licensee shall inure to the benefit of licensor. Licensee shall not apply to register any of licensor's Marks (or any mark confusingly similar thereto) anywhere in the world, except to the extent required by applicable law.

5.2  Onvia Content.  Onvia grants FS a non-exclusive, worldwide, royalty-free,
     -------------
non-transferable, non-sublicensable license to reproduce, display and otherwise use the Onvia Content (including any third party software provided by Onvia (but only to the extent permitted under the license of such software)) for purposes of developing, hosting and maintaining the Sites, integrating and supporting the Community Product (including any modifications thereto), and otherwise performing FS's obligations under this Agreement in accordance with the terms and conditions hereof and for no other purposes.

6.        Proprietary Rights.

6.1  Onvia Proprietary Rights.  As between the parties, subject to the licenses
     ------------------------
granted herein, Onvia shall exclusively own all right, title and interest in and to the Marks provided by Onvia, the Onvia Content, the User Data and all related patent rights, copyrights, mask work rights, trademark rights, trade secret rights, and all other intellectual and industrial property rights of any kind anywhere in the world (collectively, the "Onvia Proprietary Rights").

6.2  FS Proprietary Rights.  As between the parties, FS shall exclusively own
     ---------------------
all right, title and interest in and to the Sites (including the incorporated and underlying technology and software, but excluding the Onvia Proprietary Rights), the Marks provided by FS, the Community Product, any methods, algorithms, discoveries, inventions, materials, ideas and other work product that is in each case conceived, originated or prepared solely by an employee of or consultant to FS in connection with development of the Sites, integration of the Community Product, or the provision of any other services under this Agreement, all SKUs, vendor information, product information, graphics and related data and materials created under this Agreement by FS for use with the Sites (other than User Data), and all related patent rights, copyrights, mask work rights, trademark rights,


[*] Confidential treatment requested
trade secret rights, and all other intellectual and industrial property rights of any kind anywhere in the world ("FS Proprietary Rights").

7.        Other Sites.

7.1  Other Sites; Child Sites.
     ------------------------

          (a) For each additional Other Site in excess of the nine (9) Other Sites developed pursuant to Section 4.6, Onvia shall pay FS a setup fee of [*] and a hosting fee of [*] per month for each such Other Site ordered and launched. FS shall use its commercially reasonable efforts to launch each of the first nine (9) such Other Sites within thirty (30) days after FS's receipt of a fully executed Work Order and each additional Other Site on mutually agreeable timeframe, provided that the launch times for such additional Other Sites shall not exceed FS's then-applicable development lead-time for similar private label sites. The Work Order shall be delivered on the form reasonably specified from time to time by FS, and the form attached as Appendix E will apply until further
                                             ----------
written notice to Onvia.

          (b) FS shall use its commercially reasonable efforts to launch each "Child Site" (as defined in the SLA) on a mutually agreeable timeframe, provided that the launch times for such additional Child Sites shall not exceed FS's then-applicable development lead-time for similar private label sites. For the development and launch of each such Child Site, FS shall charge Onvia at FS's published time and materials rates that are listed in the SLA and as such rates may be changed by FS on an annual basis, provided that FS's rates to Onvia hereunder will not exceed the most favorable rates extended by FS to other customers for similar services. FS will invoice Onvia on a monthly basis for all such fees and unless otherwise agreed in writing, all fees and other charges owed by Onvia shall be due within fifteen (15) days following the invoice date for such fees and charges.

7.2  Other Partner Contracts.  Each agreement between Onvia and an Other Partner
     -----------------------
shall: (i) disclaim all express and implied warranties on behalf of FS, and exclude liability of FS and its licensors for any special, indirect, exemplary, incidental or consequential damages; (ii) prohibit the Other Partner from (a) copying the Sites, or any part thereof, (b) modifying the Sites, or (c) attempting to reverse engineer, decompile or disassemble any portion of the Sites; (iii) state that the Other Partner may not further distribute the applicable Site or otherwise make (or assist others in making) any Site available for use other than by Users; (iv) make all of the restrictions applicable to Onvia's use of the Sites under this Agreement (including, without limitation, those pertaining to advertising, compliance with the Use Policy and other laws) applicable to such Other Site; and (v) provide that FS is a third-party beneficiary with rights of direct enforcement.

7.3  Termination of Other Site.  FS has the right to terminate the Other Site of
     -------------------------
any Other Partner which violates the terms and conditions required pursuant to
Section 7.2 upon thirty (30) days prior written notice to Onvia. Onvia may terminate the Other Site of any Other Partner for any reason upon thirty (30) days' prior written notice to FS. Upon any termination of any Other Site, each of Onvia and FS shall remain liable for all amounts accrued prior to termination and all remaining obligations applicable to such Other Site.

8.        Representations and Warranties.

8.1  General.  FS and Onvia each represent and warrant to the other that: (i)
     -------
such party is duly organized and validly existing under the laws of the territory of its incorporation, and it has full corporate power and authority to enter into this Agreement and to carry out its provisions; (ii) this Agreement is valid and legally binding upon such party, and the execution, delivery and performance of this Agreement does not conflict with any other agreement, instrument or understanding to which it is a party or by which it may be bound, nor would it violate any law or regulation of any court, governmental body or agency having jurisdiction over it; and (iii) such party will comply with and adhere to applicable laws and regulations in the performance of its obligations hereunder.

8.2  Onvia Representations and Warranties. Onvia represents and warrants that on
     ------------------------------------
the Effective Date and the date of each transfer pursuant to Section 2.7 of this
Agreement: (1) it has conveyed to FS good and marketable title to the Equipment hereunder, (2) the Equipment is not subject to any pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, license, easement, encumbrance or other restriction of any kind and (3) the Equipment is new and in good operating condition and repair. Onvia also represents and warrants that, at all times during the term of this Agreement, to the best of its knowledge (i) the Onvia Proprietary Rights as provided hereunder does not and will not contain information or material that will violate any law or any rights of any third party including, without limitation, contractual rights;
(ii) the Onvia Content, the Native Sites and the advertising served on the FS Nativc Sites in connection with the Advertising Services will not contain any obscene, libelous, slanderous or defamatory materials, or any materials which refer in an offensive way


[*] Confidential treatment requested
to the gender, race or ethnicity of any person or group; and (iii) the transactions conducted through the Native Sites will not violate any U.S. or foreign export laws or other laws or regulations.

8.3  FS Representations and Warranties.  FS also represents and warrants that,
     ---------------------------------
at all times during the term of this Agreement, to the best of its knowledge (i) the FS Proprietary Rights do not and will not contain information or material that will violate any law or any rights of any third party including, without limitation, contractual rights, (ii) the Sites will not contain any obscene, libelous, slanderous or defamatory materials, or any materials which refer in an offensive way to the gender, race or ethnicity of any person or group; and (iii) the transactions conducted through the Sites will not violate any U.S. or foreign export laws or other laws or regulations.

8.4  Warranty Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY
     -------------------
APPENDIX, EXHIBIT OR SCHEDULE HERETO, FS MAKES NO WARRANTIES WITH RESPECT TO THE SITES AND OTHER SERVICES PROVIDED UNDER THIS AGREEMENT, AND FS DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT THERETO INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. FS DOES NOT WARRANT THAT THE SITES OR ANY SERVICES ARE ERROR FREE, OR THAT THEY WILL OPERATE WITHOUT INTERRUPTION.

9.        Liability Limitations.

9.1 NOTWITHSTANDING ANYTHING ELSE IN THE AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, FS WILL NOT BE LIABLE TO ONVIA WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY OF THE FOLLOWING: (I) ANY AMOUNT IN EXCESS OF [*], WHICH EACH OF THE PARTIES ACKNOWLEDGES AND AGREES REPRESENTS A REASONABLE ESTIMATE OF ITS DAMAGES HEREUNDER; (II) ANY LOST DATA OR OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, LOSS OF DATA, OR OTHER COMMERCIAL DAMAGES OR LOSSES, EVEN IF FS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (III) THE COST OF PROCURING SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY. THE LIMITATIONS OF THIS SECTION 9.1 DO NOT APPLY TO FS'S BREACH OF SECTION 11 (CONFIDENTIALITY), TO
     -----------                                ----------
AMOUNTS PAYABLE TO A THIRD PARTY PURSUANT TO THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 10.2 HEREUNDER, OR TO A VIOLATION OF THE ONVIA PROPRIETARY RIGHTS BY FS.

9.2 NOTWITHSTANDING ANYTHING ELSE IN THE AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ONVIA WILL NOT BE LIABLE TO FS WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY OF THE FOLLOWING: (I) ANY AMOUNT IN EXCESS OF [*], WHICH EACH OF THE PARTIES ACKNOWLEDGES AND AGREES REPRESENTS A REASONABLE ESTIMATE OF ITS DAMAGES HEREUNDER; (II) ANY LOST DATA OR OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, LOSS OF DATA, OR OTHER COMMERCIAL DAMAGES OR LOSSES, EVEN IF FS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (III) THE COST OF PROCURING SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY. THE LIMITATIONS OF THIS SECTION 9.2 DO NOT APPLY TO ONVIA'S BREACH OF SECTION 11 (CONFIDENTIALITY),
     -----------                                   ----------
TO AMOUNTS PAYABLE TO A THIRD PARTY PURSUANT TO THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 2.6 OR 10.1 HEREUNDER, OR TO A VIOLATION OF THE FS PROPRIETARY RIGHTS BY ONVIA.

9.3 The parties acknowledge that each party has set its fees and charges and entered into this Agreement in reliance upon the limitations of liability and disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

10.       Indemnification and Infringement Remedies.


[*] Confidential treatment requested

10.1  Onvia Indemnification.  Onvia will defend, indemnify and hold FS harmless
      ---------------------
from and against any and all damages, liabilities, costs and expenses (including, but not limited to, reasonable attorney and expert witness fees) awarded against FS that result from or arise out of a third party claim (or settlement thereof) based upon (i) Onvia's breach of any representation, warranty, covenant or agreement made by it herein; (ii) Onvia's failure of performance under a service level agreement or similar agreement applicable to its operation of a Native Site; (iii) any warranties provided by Onvia to Users or false advertising or fraud in connection with Onvia's promotion of the Native Sites, Sites or Onvia's services; (iv) Onvia's collection, use and disclosure of User Data; or (v) infringement of any third-party copyright, or misappropriation of a third-party trade secret enforceable under the laws of the United States by any of the Onvia Proprietary Rights, other materials provided by Onvia or advertising served by Onvia on the FS Native Sites in accordance with this Agreement, provided, however that the indemnity obligation under the foregoing clause (v) does not apply to the extent any infringement or misappropriation claim directly results from (a) FS Proprietary Rights or other materials provided by FS in accordance with this Agreement or specifications provided by FS, (b) any modifications to any Onvia Proprietary Rights that are not made by Onvia or that are made by or on behalf of Onvia at the direction of FS, (c) use of the Onvia Proprietary Rights in combination with any software, technology, hardware, process, trademark, logo, product or other property not provided by Onvia, (d) continued use of any Onvia Proprietary Rights or other infringing item after notice of the infringement, or (e) the act or omission of any User. Notwithstanding anything else herein to the contrary, Onvia reserves the right to at any time modify any Onvia Proprietary Rights to make it non-infringing. THE FOREGOING IS IN LIEU OF ANY WARRANTIES OF NON-INFRINGEMENT, WHICH ARE HEREBY DISCLAIMED.

10.2  FS Indemnification.  FS will defend, indemnify and hold Onvia harmless
      ------------------
from and against any and all damages, liabilities, costs and expenses (including, but not limited to, reasonable attorney and expert witness fees) ) awarded against Onvia that result from or arise out of a third party claim (or settlement thereof) based upon (i) FS's breach of any representation, warranty, covenant or agreement made by it herein; (ii) FS's failure of performance under the SLA; (iii) FS's collection, use and disclosure of User Data other than in accordance with the terms of this Agreement; (iv) any warranties provided by FS to Users or false advertising or fraud in connection with FS's promotion of the Sites; or (v) infringement of any third-party copyright, or misappropriation of a third-party trade secret enforceable under the laws of the United States by any of the FS Proprietary Rights or other materials provided by FS in accordance with this Agreement, provided, however that the indemnity obligation under the foregoing clause (v) does not apply to the extent any infringement or misappropriation claim directly results from (a) Onvia Proprietary Rights or other materials provided by Onvia or other items or specifications provided by Onvia, (b) any modifications to any Site or its content that are not made by FS or that are made by or on behalf of FS at the direction of Onvia, (c) use of the Sites in combination with any software, technology, hardware, process, trademark, logo, product or other property not provided by FS, (d) continued use of any Site or other infringing item after notice of the infringement, or (e) the act or omission of any User. Notwithstanding anything else herein to the contrary, FS reserves the right to at any time modify any Site to make it non-infringing. THE FOREGOING IS IN LIEU OF ANY WARRANTIES OF NON-INFRINGEMENT, WHICH ARE HEREBY DISCLAIMED.

10.3  Indemnification Procedures. A party's right to indemnification
      --------------------------
("indemnified party") is conditioned upon the following: prompt written notice to the party obligated to provide indemnification ("indemnifying party") of any claim, action or demand for which indemnity is sought; control of the investigation, preparation, defense and settlement thereof by the indemnifying party; and such reasonable cooperation by the indemnified party, at the indemnifying party's request and expense, in the defense of the claim. The indemnified party shall have the right to participate in the defense of a claim by the indemnifying party with counsel of the indemnified party's choice at the indemnified party's expense. The indemnifying party shall not, without the prior written consent of the indemnified party, settle, compromise or consent to the entry of any judgment that imposes any liability upon the indemnified party.

11.       Confidential Information.

11.1  Confidentiality Obligations.  The parties acknowledge and agree that, as a
      ---------------------------
result of negotiating, entering into and performing this Agreement, each party (a "receiving party") has and will have access to certain Confidential Information (as defined below) of the other party (a "disclosing party"). Each receiving party acknowledges and agrees that misuse or disclosure of the Confidential Information of the disclosing party could adversely affect the disclosing party's business. Accordingly, the parties agree that, during the term of this Agreement and for a period of three (3) years thereafter, the receiving party shall (a) use and reproduce the disclosing party's Confidential Information only to perform its obligations hereunder and for the purposes specified in this Agreement, (b) restrict disclosure of the disclosing party's Confidential Information to its employees and contractors with a need to know the Confidential Information to enable the receiving party to perform its obligations under this Agreement, and (c) not disclose the disclosing party's Confidential Information to any third party (including, but not limited to, any third-party consultant, contractor, or agent) without the prior written approval of the disclosing party and without first obtaining such third party's written agreement to maintain the confidentiality of the disclosing party's Confidential Information under terms and conditions at least as stringent as those set forth in this Section
        -------

11.1. The receiving party further agrees that, following the expiration or
----
earlier termination of this Agreement, it shall promptly return to the disclosing party all Confidential Information of the disclosing party or destroy such Confidential Information and so certify in writing to the disclosing party. Notwithstanding the requirements of this Section 11.1, the
                                                           ------------
receiving party may disclose Confidential Information of the disclosing party to the extent it is required to do so under law or the regulations of any national securities exchange or in a judicial or other governmental investigation or proceeding, provided that the receiving party gives the disclosing party prompt written notice of the compelled disclosure and cooperates with the disclosing party in seeking a protective order or any other available protections available to limit the disclosure of the disclosing party's Confidential Information.

11.2  Confidential Information Defined. The term "Confidential Information"
      --------------------------------
shall mean any information of a party disclosed to the other party in the course of this Agreement, which is identified as, or should be reasonably understood to be, confidential to the disclosing party, including, but not limited to, know-how, trade secrets, data, technical processes and formulas, source code, product designs, sales, cost and other unpublished financial information, product and business plans, projections, marketing data and this Agreement and all appendixes, exhibits and schedules hereto. Neither party shall disclose the terms of this Agreement to any third party (including, without limitation, any press release relating to this Agreement) without the prior written consent of the other party, except to potential investors or potential acquirors of the receiving party and their financial and legal advisors or in connection with a filing with the Securities Exchange Commission, provided that such party shall redact mutually agreeable portions of the Agreement and provide the other party with at least five (5) days prior notice of such disclosure. Notwithstanding the foregoing, the term "Confidential Information" specifically excludes (a) information that is in the public domain or enters the public domain through no action or default of the receiving party; (b) information that is known to the receiving party without restriction, prior to receipt from the disclosing party from its own independent sources as evidenced by the receiving party's written records created in the normal course of its business; (c) information that the receiving party receives from a third party known by the receiving party to have a legal right to transmit such information, and not under any obligation of confidentiality; and (d) information that the receiving party can establish, through written records created in the normal course of the receiving party's business, was independently developed by the receiving party's employees or agents without any use of or reference to the disclosing party's Confidential Information. Notwithstanding anything else herein, information regarding the underlying technology and software relating to any Site shall be deemed the Confidential Information of FS.

11.3  Publicity.   The parties shall make a mutually agreed upon joint press
      ---------
release on the Effective Date announcing the relationship contemplated by this Agreement. Except as otherwise provided herein, neither party will use the other party's name in advertising or publicity without obtaining the other party's prior written consent.

12.       Term and Termination.

12.1  Term.  This Agreement shall be effective upon the Effective Date and shall
      ----
remain in force for a period of three (3) years, unless earlier terminated as provided in this Section 12. This Agreement will automatically renew for successive twelve (12) month periods, unless either party notifies the other party in writing of non-renewal at least ninety (90) days prior to the expiration of the then-current term.

12.2  Termination.  This Agreement may be terminated with cause by Onvia in
      -----------
accordance with Section 1.1(b) or by either party if (i) the other party materially breaches any provision hereof, and such breach is not cured within thirty (30) days after demand for cure is made in writing (other than payments to be made on a date certain for which there will be no thirty (30) day cure period), and (ii) if the other party ceases to conduct its business or becomes insolvent, or in the event of the institution under any applicable law of any voluntary or involuntary insolvency proceedings against such party (including bankruptcy, consent to a receivership, adoption of an arrangement with creditors, dissolution or liquidation, or similar action), which proceedings, consent, adoption or arrangement is not vacated within thirty (30) days after inception. Notwithstanding the foregoing, Onvia shall have the right to immediately terminate this Agreement without liability if (i) prior to 4:00 p.m. P.S.T. on Friday, December 22, 2000, there shall not have been deposited into escrow, with an escrow agent reasonably satisfactory to Onvia, at least [*] in connection with a convertible note or equity financing for the benefit of FS with the sole condition for release of such funds to FS by the escrow agent being the receipt by FS of requisite stockholder approval for such financing or
(ii) prior to 4:00 p.m. P.S.T. on Tuesday, January 2, 2001 such funds shall not have been unconditionally released from such escrow for the benefit of FS in connection with such financing and at or prior to such time Onvia shall have received satisfactory evidence of such release, provided, however, Onvia shall have no such right of termination if FS shall have received and closed for its benefit without an escrow a convertible note or equity financing prior to 4:00 p.m. P.S.T. Friday, December 22, 2000 in an amount not less than [*] and at or prior to such time shall have provided Onvia with satisfactory evidence of such receipt and closure.


[*] Confidential treatment requested

12.3  Effect of Termination.  Upon expiration or any termination of this
      ---------------------
Agreement, (i) all licenses granted herein will automatically expire; (ii) any amounts then due and owing as of such date shall become immediately due and payable; (iii) FS will promptly return the Onvia Content to Onvia; (iv) each party will promptly return to the other party all of its Confidential Information, and (v) each party will immediately cease using, and make no further use of the Marks of the other party. Neither party shall be relieved of any obligation accruing under this Agreement prior to its termination, and each party shall continue to be entitled to payment of all amounts accrued prior to expiration or termination.

12.4  Survival.  The payment provisions of Sections 2.2, 4 (to the extent
      --------                             ------------------------------
payment of any amounts set forth therein shall have been earned or accrued prior
--------------------------------------------------------------------------------
to the date of such expiration or termination), 4.2, 6, 7.1 (to the extent
--------------------------------------------------------------------------
payment of any amounts set forth therein shall have been earned or accrued prior
--------------------------------------------------------------------------------
to the date of such expiration or termination), 9, 10, 11, 12.3, 12.4, 13.1,
----------------------------------------------------------------------------
13.3, 13.4, 13.5, 13.6, 13.8 and 13.11, hereunder will survive any expiration or
--------------------------------------
termination of this Agreement.

13.  Miscellaneous.

13.1  Choice of Law and Forum. The Agreement shall be governed by and construed
      -----------------------
in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within California, without regard to conflicts of laws provisions thereof. The sole jurisdiction for all disputes arising under or relating to this Agreement shall be the state and federal courts located in Orange County, California. Each party hereby consents to the personal jurisdiction of such courts and waives any objection it has or may have to the personal jurisdiction of, and venue in, such courts. In any action to enforce this Agreement, the prevailing party will be entitled to recover its costs and reasonable attorneys' fees.

13.2  Amendment and Waiver. Except as otherwise expressly provided herein, any
      --------------------
provision of this Agreement may be amended or modified and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only in the form of a writing signed by both parties. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

13.3  Severability. In the event that any of the provisions of this Agreement
      ------------
shall be held by a court of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

13.4  Headings/Construction. The headings and captions provided in this
      ---------------------
Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

13.5  Notices. All notices required to be given under this Agreement must be
      -------
given in writing and delivered either by hand, certified mail, return receipt requested, postage pre-paid, or Federal Express or other commercial overnight delivery service with tracking capabilities, all delivery charges prepaid, and addressed to the applicable party's address listed above or such other address as to which the party has notified the other party in accordance with this
Section 13.5.  Notice shall be deemed effective upon receipt, provided, however,
------------
that notice sent by mail shall be deemed received five (5) days after deposit in the U.S. mails unless received sooner.


13.6  Remedies.  Except where otherwise specified, the rights and remedies
      --------
granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity; provided that, in connection with any dispute hereunder.


13.7  Counterparts.  The Agreement may be executed in multiple counterparts,
      ------------
each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature and facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures.

13.8  Relationship of Parties. FS and Onvia are independent contractors under
      -----------------------
this Agreement. Each party shall be responsible for all of its employees and agents and its labor costs and expenses arising in connection with the performance of its obligations herein. Neither party has authority to enter into agreements of any kind on behalf of the other.

13.9 Assignment; Binding Effect; Subcontracting. Neither party may assign this
     ------------------------------------------
Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an acquirer of all or of substantially all of such party's equity securities, assets or business relating to the subject matter of this Agreement or to any entity controlled by, controlling or under common control with such party. Any purported assignment agreements in violation of this Section 3.9 shall be null, void and of no effect.
                  -----------

13.10  Force Majeure. If either party is delayed or prevented from performing,
       -------------
or is unable to perform any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

                 [Remainder of page intentionally left blank.]

13.11  Entire Agreement.  This Agreement (which, together with all Work Orders,
       ----------------
appendices, exhibits and schedules hereto, constitute this "Agreement") is the entire agreement between the parties and supercedes all previous agreements, communications and course of dealings between the parties regarding the subject matter hereof. The parties agree to be bound by the terms of this Agreement and have caused this Agreement to be signed by a duly authorized representative.



FIRSTSOURCE CORP.                          ONVIA.COM, INC.

By:  /s/ Joseph T. Cox                     By:  /s/ Michael D. Pickett
    ----------------------------               -------------------------------

Name:    Joseph T. Cox                     Name:    Michael D. Pickett
     ---------------------------                 -----------------------------
Title:   President, COO                    Title:   President, COO
       -------------------------                 -----------------------------
Date: December 18, 2000                     Date:  December 18, 2000
      --------------------------                 -----------------------------